Exhibit 99.B(d)(26)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Cullen Capital Management

As of May 31, 2021, as amended September 13, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Large Cap Fund	[REDACTED]

SEI Investments Management Corporation		Cullen Capital Management

By:	/s/ James Smigiel	By:	/s/ Paula Capra

Name:	James Smigiel	Name:	Paula Capra

Title:	Chief Investment Officer	Title:	Managing Director

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